EXHIBIT 12
Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges and
Computation of Ratios of Earnings to Combined Fixed Charges and Preference Dividends
For the year-to-date periods ended June 30, 2013, and 2012
(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	JUNE 2013	JUNE 2012
Available earnings:
Earnings before interest expense, amortization of debt expense and income taxes	$612	$324
Add: interest portion of rental expense	7	7
Add: undistributed loss of equity affiliates and income attributable to noncontrolling interests in subsidiaries	8	3
Available earnings	$627	$334
Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$166	$173
Weyerhaeuser Real Estate Company and other related subsidiaries	11	10
Subtotal	177	183
Less: intercompany interest	(7)	(2)
Total interest expense incurred	170	181
Amortization of debt expense	3	3
Interest portion of rental expense	7	7
Total fixed charges	180	191
Dividends on preference shares (pretax)	2	—
Total fixed charges and preference dividends	$182	$191
Ratio of earnings to fixed charges	3.48	1.75
Ratio of earnings to combined fixed charges and preference dividends	3.45	1.75

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries
Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries
Computation of Ratios of Earnings to Fixed Charges and
Computation of Ratios of Earnings to Combined Fixed Charges and Preference Dividends
For the year-to-date periods ended June 30, 2013 and 2012
(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	JUNE 2013	JUNE 2012
Available earnings:
Earnings before interest expense, amortization of debt expense and income taxes	$589	$303
Add: interest portion of rental expense	6	6
Add: undistributed loss of equity affiliates and attributable to noncontrolling interests in subsidiaries	7	3
Add: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(12)	(5)
Available earnings	$590	$307
Fixed charges:
Interest expense incurred	$166	$173
Amortization of debt expense	3	3
Interest portion of rental expense	6	6
Total fixed charges	175	182
Dividends on preference shares (pretax)	2	—
Total fixed charges and preference dividends	$177	$182
Ratio of earnings to fixed charges	3.37	1.69
Ratio of earnings to combined fixed charges and preference dividends	3.33	1.69